FOURTEENTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 6th day of February, 2012 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of June 8, 2006, June 27, 2007, September 24, 2007, January 31, 2008, October 1, 2008, March 2, 2009, May 29, 2009, September 29, 2009, January 1, 2010, June 30, 2010, September 14, 2010, January 1, 2011 and March 15, 2011 (the “Agreement”) by and between Virtus Opportunities Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	The name of Virtus Market Neutral Fund is hereby amended throughout the Agreement to be “Virtus Dynamic AlphaSectorSM Fund.”

2.	Solely with respect to Virtus Dynamic AlphaSector Fund, Section 9(a) of the Agreement is hereby amended to delete the second sentence, and Section 9(c) of the Agreement is hereby amended to delete the phrase “upon the average of the daily net asset values for such Series.”

3.	The investment advisory fee for Virtus Dynamic AlphaSector Fund is hereby amended to be as set forth on Schedule A attached hereto, Schedule A to the Agreement is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such amendment.

4.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement, as amended.

5.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITIES TRUST

By:
Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:
Name:	Francis G. Waltman
Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee
Virtus Alternatives Diversifier Fund	0.00%
Virtus Premium AlphaSector Fund	1.10%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion
Virtus CA Tax-Exempt Bond Fund	0.45%	0.40%	0.35%
Virtus Global Commodities Stock Fund	1.00%	0.95%	0.90%
Virtus Global Infrastructure Fund	0.65%	0.60%	0.55%
Virtus Global Opportunities Fund	0.85%	0.80%	0.75%
Virtus Global Real Estate Securities Fund	0.85%	0.80%	0.75%
Virtus High Yield Fund	0.65%	0.60%	0.55%
Virtus International Real Estate Securities Fund	1.00%	0.95%	0.90%
Virtus Multi-Sector Fixed Income Fund	0.55%	0.50%	0.45%
Virtus Multi-Sector Short Term Bond Fund	0.55%	0.50%	0.45%
Virtus Real Estate Securities Fund	0.75%	0.70%	0.65%
Virtus Senior Floating Rate Fund	0.60%	0.55%	0.50%

	1st $2 Billion	$2+ Billion through $4 Billion	$4+ Billion
Virtus Allocator Premium AlphaSector Fund	1.10%	1.05%	1.00%
Virtus Foreign Opportunities Fund	0.85%	0.80%	0.75%
Virtus Global Premium AlphaSector Fund	1.10%	1.05%	1.00%
Virtus International Equity Fund	0.85%	0.80%	0.75%

	1st $1 Billion	$1+ Billion
Virtus AlphaSector Allocation Fund	0.45%	0.40%
Virtus AlphaSector Rotation Fund	0.45%	0.40%
Virtus Bond Fund	0.45%	0.40%
Virtus Greater Asia ex Japan Opportunities Fund	1.00%	0.95%
Virtus Greater European Opportunities Fund	0.85%	0.80%
Virtus Dynamic AlphaSector Fund	1.50%	1.40%

Solely with respect to Virtus Dynamic AlphaSector Fund, the amount payable shall be based upon the average daily managed assets of such Series. “Managed Assets” means the total assets of the Series, including any assets attributable to borrowings, minus the Series’ accrued liabilities other than such borrowings. The fee rates listed above for such Series (the “base fee rate”) shall also be subject to a performance adjustment, as follows (the “fulcrum fee”):

The base fee rate will be adjusted by adding or subtracting 0.10% (10 basis points) for each 1.00% of absolute performance by which the Series’ performance exceeds or lags that of the S&P 500® Index (the “Index”). The maximum performance adjustment is plus or minus 1.00% (100 basis points), which would occur if the Series performed 10 percentage points better or worse than the Index.

Performance is measured for purposes of the performance adjustment over the most recent 36-month period (i.e., a rolling 36-month period), consisting of the current month for which performance is available plus the previous 35 months. This comparison will be made at the end of each month. Until twelve months have elapsed from the effectiveness of the amendment to the Investment Advisory Agreement in which the Adviser agreed to this performance adjustment for the Series, no performance adjustment will apply. Beginning with the thirteenth calendar month immediately following such effective date, the performance adjustment will be calculated based upon the cumulative performance period since such date; after 36 months have elapsed since such date, the Series will begin calculating the performance adjustment based upon the most recent 36-month period on a rolling basis.